EXHIBIT 99.2



                       UNITED STATES DISTRICT COURT

                       EASTERN DISTRICT OF LOUISIANA


FORMAN PETROLEUM CORPORATION      *     CIVIL ACTION NO.
                                  *
                  Plaintiff,      *     SECTION
                                  *
VERSUS                            *     JURY TRIAL
                                  *     DEMANDED
JEFFERIES & COMPANY, INC.,        *
                                  *
                  Defendant.      *
                                  *
* * * * * * * * * * * * * * * * * *

*

                           COMPLAINT

            Plaintiff, Forman Petroleum Corporation ("Forman"), through undersigned counsel, brings this action for relief under state law and alleges as follows:

                              PARTIES

                                1.

            The plaintiff, Forman, is a corporation organized under the laws of the State of Louisiana with its principal place of business in New Orleans, Louisiana.

                                2.

            The defendant, Jefferies & Company, Inc., ("Jefferies") is a corporation incorporated under the laws of the State of Delaware with its principal place of business in Los Angeles, California.

                      JURISDICTION AND VENUE

                                3.

            Jurisdiction exists under 28 U.S.C. Section 1332 in that the matter in controversy exceeds, exclusive of interest and costs, the sum of seventy-five thousand dollars, and there is complete diversity of citizenship between the plaintiff and the defendant.

                                4.

            Venue is proper in this judicial district under 28
U.S.C. Section 1391(a).

                        GENERAL ALLEGATIONS

                                5.

            Forman is an independent petroleum company engaged in the business of oil and gas exploration and production in South
Louisiana.

                                6.

            Forman's complaint arises out of conduct of Jefferies acting as exclusive financial advisor to and placement agent for Forman in connection with the recapitalization of Forman through offerings of debt and equity securities (hereinafter sometimes referred to as the "recapitalization"), and Jefferies' unauthorized conduct following the recapitalization.

                                7.

            Prior to the recapitalization that forms the basis of this complaint, Forman had debt obligations approaching maturity.

                                8.

            By the fall of 1996, Forman was considering several recapitalization alternatives that were intended to raise capital to retire existing debt and to fund exploration and development activities.

                                9.

            The Forman directors and officers had no experience in recapitalizations. Therefore, Forman directors sought out experienced investment bankers to assist it in this endeavor.

                                10.

            Jefferies held itself out to the public to be experienced and expert in advising clients in connection with recapitalizations. Jefferies also held itself out to the public to be experienced and expert in advising clients with respect to debt offerings and equity offerings. Jefferies claimed special proficiency in advising clients in the oil and gas industry.

                                11.

            Based on these representations, Forman retained Jefferies as its exclusive financial advisor and investment banker in connection with a proposed recapitalization. Jefferies in fact advised Forman on, among other things, a proposed recapitalization that Jefferies represented would best enable Forman to realize its objectives of retiring debt and raising working capital to fund exploration and development activities, and on the methods of financing available to meet those objectives.

                                12.

            Jefferies' responsibilities as exclusive financial advisor to Forman in connection with the proposed recapitalization included, among other things: (1) conducting a financial review of the business and operations of Forman in connection with the recapitalization; (2) providing financial advice in connection with the recapitalization; (3) advising Forman on formulating, negotiating, and evaluating the terms of the recapitalization. In addition, Jefferies was to assist Forman in raising the financing necessary to complete the recapitalization.

                                13.

            Jefferies was aware at all times that its advice would be relied on by Forman for the purpose of effecting a long term solution to its working capital needs, and that Forman would rely on Jefferies' experience and expert advice and opinions. Jefferies knew that Forman, in order to maintain future exploration and development flexibility, could not encumber its oil and gas properties with security interests.

                                14.

            Discussions between Jefferies and Forman on Forman's recapitalization alternatives occurred in January and February of 1997. Jefferies was aware that Forman's existing indebtedness matured in June of 1997. During these discussions, Jefferies advised Forman that a debt offering was the best recapitalization alternative for Forman. The terms of the proposed offering called for Forman to issue $50 million of unsecured, subordinated notes along with warrants for the purchase of Forman's authorized but unissued common stock. Jefferies advised Forman that it was confidant it could place the notes at an interest rate of about 12 percent with warrants for the purchase of Forman common stock representing between 3 and 5 percent of the total issued and outstanding common stock, and that the funds generated by the offering would provide Forman with sufficient funds to retire existing debt and for working capital to fund exploration and development activities.

                                15.

            Based on Jefferies' advice, Forman pursued the proposed debt offering as a solution to its recapitalization needs.

                                16.

            During March of 1997, Jefferies representatives and Forman representatives met on several occasions to finalize the terms of the proposed debt offering. Based on Jefferies' advice, the terms of the proposed debt offering were changed on or about March 26, 1997 from a $50 million offering of unsecured, subordinated notes to a $65 million offering of unsecured, senior notes. Jefferies continued to express confidence that it could place the unsecured notes. Forman relied upon Jefferies' representations that the debt offering, as proposed, would be successful and that Forman would be in a better financial position as a result of that offering.

                                17.

            Beginning on April 29, 1997 and ending on May 8, 1997, representatives of Jefferies and Forman travelled to several cities to conduct "road show" presentations of the proposed debt offering for potential purchasers. Upon information and belief, at one of these presentations, a Jefferies representative, without any authority from Forman, informed a potential purchaser that Forman would consider providing collateral for the notes. Immediately following the presentation, Forman informed Jefferies that Forman would not provide a security interest on its oil and gas properties as collateral for the proposed debt offering. Indeed, Jefferies was well aware that a fundamental aspect of Forman's agreement to the original terms proposed by Jefferies for the debt offering was that the notes would be unsecured. At no time during this period did Jefferies ever indicate any loss of confidence in its ability to place unsecured debt.

                                18.

            On information and belief, representatives of Jefferies, acting in the capacity for which they were retained by Forman, communicated with potential purchasers of the proposed debt offering in the days and weeks following the "road show" presentations. Jefferies had the primary, if not exclusive, direct contact with potential purchasers. Forman had virtually no direct contact with potential purchasers. On information and belief, during their communications with potential purchasers, representatives of Jefferies, without authority from Forman, told potential purchasers that the notes would be collateralized by security interests in all of the oil and gas properties owned by Forman at that time.

                                19.

            During the same period, Jefferies did not advise Forman that the success of the debt offering would depend on providing collateral in the form of security interests in Forman's oil and gas properties. Forman received no communications from Jefferies regarding the response of potential purchasers to the proposed terms of the debt offering, in spite of Forman's direct request for such information, for several critical weeks following the presentations. At no time during this period did Jefferies ever indicate any loss of confidence in its ability to place unsecured debt.

                                20.

            In early May, Forman learned that Jefferies had continued to represent to potential purchasers of the proposed debt offering that the notes would be collateralized by security interests in Forman's oil and gas properties. Jefferies did not inform Forman that the terms of the offering presented to potential purchasers conflicted with the terms as represented to Forman on this critical aspect of the debt offering.

                                21.

            On May 15, 1997, in response to inquiries from Forman about representations made by Jefferies to potential purchasers, Jefferies sent to Forman a revised summary of terms for the debt offering. A few days later, Jefferies sent to Forman another
revised term sheet.   Through these documents, Jefferies disclosed
to Forman for the first time that the offering terms presented by Jefferies to potential purchasers were substantially different from the terms that Jefferies had represented to Forman. These differences in terms included the following:

            A. The amount of the debt offering was increased to $70 million and the interest rate on the notes was increased from 12 percent to 13.5 percent, notwithstanding the fact that general interest rates had been falling.

            B. The issuance of the notes was to include the issuance of warrants to purchase 15 percent of the fully diluted common stock of Forman at a nominal price.

            C. The notes were to be collateralized by security interests in all of Forman's oil and gas properties. Moreover, the new terms subjected Forman to onerous covenants which further restricted Forman's financial flexibility by effectively preventing Forman from undertaking farmouts necessary to manage geological risk; inhibiting Forman's ability to undertake asset swaps necessary to manage price risks; severely limiting the use of proceeds from the sale of assets; and effectively preventing Forman from obtaining any bank financing.

            D. The offering was to include the issuance of $10 million of preferred stock bearing an annual dividend of 15 percent, the proceeds of which would be escrowed to cover the first year's interest on the notes. In addition, the preferred stock issue was to include the issuance of additional warrants to purchase 7.5 percent of the fully diluted common stock of Forman at a nominal price.

                                22.

            Shortly after the time it disclosed to Forman the substantial changes referenced in paragraph 21 above, Jefferies also demanded that its own fees be substantially increased to include an additional cash payment of $1.9 million for "financial advisory fees" and warrants to be issued directly to Jefferies entitling it to purchase 2.5 percent of the fully diluted common stock of Forman at a nominal price. On the day the offerings closed, Jefferies demanded and received an increased fee for the preferred stock offering equal to 8 percent of the amount of the offering.

                                23.

            Jefferies knew or should have known that the change in terms, the increase in interest rates, the increase in fees, the increase in the amounts of the debt and equity offerings, and the increase in the number of warrants to be issued fundamentally altered the financial soundness of the recapitalization plan and, if the plan were consummated, it likely would leave Forman with substantially more debt but insufficient working capital for exploration and development activities. In addition, Jefferies knew that consummation of the plan would allow holders of the warrants (including itself) to purchase 25 percent of the common stock of Forman for the total price of only $48,445.

                                24.

            By the time Jefferies disclosed these material changes in the offering to Forman it was no longer feasible for Forman to undertake any other recapitalization alternatives prior to the maturity of its existing debt.

                                25.

            Jefferies was well aware that its fees were entirely dependent on completion of the offerings and knew that the approval of the offerings by Forman was the only way that it would be entitled to its fees.

                                26.

            On or about June 3, 1997, the Board of Directors of
Forman met and, in reliance on the advice of Jefferies, approved the offer, issuance, and sale of the debt and equity securities.

                                27.

            By advising Forman to recapitalize through the proposed offering, Jefferies caused Forman to enter into the ill-advised offering of high yield debt and equity securities.

                                28.

            As a result of the ill-advised offerings, Forman's financial obligations increased from $45 million to $80 million and additional financing options were foreclosed by the security interests provided as collateral for the notes. After the payment of trade payables and after offering fees and expenses, the offering generated only $500,000 of working capital available for its exploration and development activities -- the generation of which was a primary reason for pursuing the offering in the first place. At the same time, Jefferies demanded and was paid $5.5 million in fees for the transaction. In addition, the issuance of the preferred stock required that Forman convert from "S-Corporation" status to "C-Corporation" status, thereby depriving Forman of the substantial tax benefits associated with its them existing $10 million net operating loss carryforward. But for the acts of Jefferies with regard to its financial advice to Forman on the proposed restructuring, Forman would be in a far better financial position today.

                                29.

            The previously described acts and omissions by Jefferies were in large part motivated by huge fees it sought and obtained and were conducted without sufficient regard for a safe and suitable capital restructuring desired by Forman.

                                30.

            Following consummation of the offerings, Jefferies, acting without authority from Forman, used confidential knowledge and information it had obtained as Forman's financial advisor for its own benefit by attempting to arrange a merger or other combination of Forman with another corporation. This conduct by Jefferies exacerbated the damage already incurred by Forman as a result of its reliance on Jefferies' advice.

                              COUNT I

                     Breach of Fiduciary Duty

                                31.

            Forman incorporates in this claim for relief the allegations of paragraphs 1 through 30 as though fully set forth herein.

                                32.

            Because of the experience and expertise of Jefferies in investment banking and providing financial advice, particularly in advising clients in connection with recapitalization of companies in the oil and gas industry and in the debt market, and in financing the recapitalization, Forman placed substantial trust and confidence in Jefferies and in its superior knowledge, sophistication, and experience in theses types of matters, as its agent for purposes of the recapitalization.

                                33.

            As the financial advisor to Forman, Jefferies owed fiduciary duties to Forman. These fiduciary duties required Jefferies to exercise diligence and care in discharging its duties and responsibilities and to act in the best interest of Forman.

                                34.

            Jefferies breached the fiduciary duty it owed to Forman in the following, non-exclusive ways:

            (a) Jefferies advised Forman to enter into a recapitalization transaction which Jefferies knew or should have known was not in Forman's best interest;

            (b) Jefferies intentionally misled Forman by failing to disclose to Forman, until after Forman had no viable alternatives, that the debt offering could not be sold unless it included unfavorable terms and was collateralized; and

            (c) Jefferies placed its own interests ahead of Forman's interests and abused its role of investment adviser by acting to maximize its own fees resulting from the transaction, and by using confidential information obtained in that role for its benefit and to Forman's detriment.

                                35.

            Jefferies' breaches of its fiduciary duties resulted in benefit to Jefferies and caused damages to Forman.

                             COUNT II

                        Breach of Contract

                                36.

            Forman incorporates in this claim for relief the allegations of paragraphs 1 through 30 as though fully set forth herein.

                                37.

            Jefferies owed a contractual obligation to Forman to exercise care in providing advice in connection with Forman's financial recapitalization. Jefferies breached these obligations and, accordingly, is liable for resulting damages, including such punitive damages as may be established.

                             COUNT III

                       Detrimental Reliance

                                38.

            Forman incorporates in this claim for relief the allegations of paragraphs 1 through 30 as though fully set forth herein.

                                39.

            Jefferies knew or had reason to know that Forman would rely on its representations that it could place unsecured debt on favorable terms. Because Forman reasonably relied on Jefferies' representations to its detriment, Jefferies is liable for Forman's resulting damages.

                             COUNT IV

                            Negligence

                                40.

            Forman incorporates in this claim for relief the allegations of paragraphs 1 through 30 as though fully set forth herein.

                                41.

            Jefferies owed Forman a duty to use due care under the circumstances in advising Forman on its corporate financial recapitalization.

                                42.

            Jefferies failed to use due care under the circumstances in advising Forman on its corporate financial recapitalization, including but not limited to the acts and omissions described in paragraphs 5 through 30, supra.

                                43.

            Jefferies' failure to use due care under the circumstances caused damage to Forman.

                              COUNT V

                   Intentional Misrepresentation

                                44.

            Forman incorporates in this claim for relief the allegations of paragraphs 1 through 30 as though fully set forth herein.

                                45.

            Jefferies intentionally misrepresented material facts and omitted to state material facts in connection with its role as financial advisor to Forman on its corporate financial recapitalization.

                                46.

            Jefferies' misrepresentations of material facts include, but are not limited to, Jefferies' repeated representations that it could place unsecured debt on favorable terms and in an amount sufficient to generate enough funds to meet Forman's financial obligations and needs; Jefferies' representations that a $70 million offering would be sufficient to meet Forman's financial obligations and needs; Jefferies' representations that the debt offering could be sold without unfavorable terms, including collateralization, while representing to potential purchasers, without authorization from Forman, that the notes would be collateralized; and Jefferies' representations that the offerings in their final terms would be in Forman's best interest.

                                47.

            The material facts that Jefferies intentionally omitted to disclose to Forman include, but are not limited to: that Jefferies had informed potential purchasers that the notes would be collateralized; that the $70 million offering would be insufficient to meet Forman's financial obligations and needs; that Jefferies' fees would substantially increase. Jefferies failed to disclose these material facts until Forman was so deeply committed to the offering that Forman had no viable alternatives.

                                48.

            Forman reasonably relied to its detriment on Jefferies' misrepresentations and omissions of material facts.

                                49.

            Forman was damaged by Jefferies' intentional misrepresentations and omissions of material fact and therefore is entitled to damages and attorney's fees under the applicable law.

                             COUNT VI

                    Negligent Misrepresentation

                                50.

            Forman incorporates in this claim for relief the allegations of paragraphs 1 through 30 as though fully set forth herein.

                                51.

            Jefferies negligently misrepresented material facts and omitted to state material facts in connection with its role as financial advisor Forman on its corporate financial restructuring.

                                52.

            Jefferies' misrepresentations of material facts include, but are not limited to, Jefferies' repeated representations that it could place unsecured debt in an amount sufficient to generate enough funds to meet Forman's financial obligations and needs; Jefferies' representations that $70 million offering would be sufficient to meet Forman's financial obligations and needs; Jefferies' representation that the debt offering could be sold without unfavorable terms, including collateralization, while representing to potential purchasers, without authority from Forman, that the notes would be collateralized; and Jefferies' representations that the offerings in their final terms would be in Forman's best interest.

                                53.

            The material facts that Jefferies omitted to state include, but are not limited to: that Jefferies had informed potential purchasers that the loans would be collateralized; that the $70 million offering would be insufficient to meet Forman's financial obligations and needs; and that Jefferies' fees would substantially increase. Jefferies omitted to state these material facts until Forman was so deeply committed to the offering that Forman had no viable alternatives.

                                54.

            Forman reasonably relied to its detriment on Jefferies' misrepresentations and omissions of material facts.

                                55.

            Forman was damaged by Jefferies negligent misrepresentations and omissions.

                            JURY DEMAND

            Forman demands trial by jury.

                         PRAYER FOR RELIEF

            Forman prays that, after due proceedings, there be judgment in favor of Forman and against Jefferies:

            a.    for such damages as will be shown at trial;

            b. for all other relief to which Forman may be entitled.

                                          Respectfully submitted,


                                          /s/ Phillip A. Wittmann
                                         Phillip A. Wittmann (13625) T.A.
                                         John M. Landis (7958)
                                                Of

                                         STONE, PIGMAN, WALTHER,
                                           WITTMANN & HUTCHINSON, L.L.P.
                                         546 Carondelet Street
                                         New Orleans, Louisiana  70130
                                         Telephone:  (504) 581-3200

                                         Attorneys For Forman Petroleum
                                         Corporation